UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2014

PETROSONIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53881	98-0585718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 Westwood Boulevard, No. 545

Los Angeles, California 90024

(Address of Principal Executive Offices)

(855) 626-3317

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information below includes brief descriptions of the agreements entered into by Petrosonic Energy, Inc. and Kuai Le GU, LLC. The descriptions are qualified in their entirety by the text of the agreements, which are attached as exhibits to this Current Report on Form 8-K.

On May 21, 2014 Petrosonic Energy, Inc. (the “Company”) entered into a Non-Exclusive Sales, Distribution, Manufacturing and License Agreement (the “License Agreement”) and a Consulting Agreement (the “Consulting Agreement”) with Kuai Le GU, LLC (“KLG”).

Non-Exclusive Sales, Distribution, Manufacturing and License Agreement

Pursuant to the License Agreement, the Company granted to KLG a non-exclusive license to research, develop, practice, perform, make, use, manufacture, assemble, modify, sell, offer for sale, distribute, import and otherwise exploit in the People’s Republic of China (which includes Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan), the Republic of Indonesia and the Federation of Malaysia (collectively, the “Territory”), the Company’s heavy oil processing and treatment technologies (the “Technology”). The license includes a right to sublicense.

In consideration for granting the license KLG will pay a perpetual license royalty to the Company as follows: (i) 5% of the per barrel spot price of West Texas Intermediate (averaged over the quarter) for each barrel of oil produced post-processing using the Technology in the Territory; and (ii) 5% of the per barrel spot price of West Texas Intermediate (averaged over the quarter) for each barrel of oil produced post-processing using the Technology in the Territory by any sublicensee. Royalties must be paid on the 30th day following the close of each calendar quarter. Any royalty payment not paid when due will accrue interest, to the extent permitted by law, at two percentage points above the prime rate of interest as reported in The Wall Street Journal on the date payment is due, with interest calculated based on the number of days the payment is delinquent.

The License Agreement may be terminated by KLG on 120 days notice to the Company. The License Agreement may also be terminated (i) upon written notice by either party if the other party is in breach of any material obligation of the License Agreement and has not cured the breach within 90 days after written notice requesting cure of the breach or (ii) if either party files or institutes bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of a party’s assets for the benefit of creditors, provided, however, that in the case of any involuntary bankruptcy proceeding the right to terminate will only become effective if the party subject thereto consents to involuntary bankruptcy or the proceeding is not dismissed within 90 days after the filing thereof.

Consulting Agreement

Pursuant to the Consulting Agreement, KLG has agreed to assist the Company in expanding and managing its existing intellectual property, including preparing any patent applications and provisional patent applications and, at KLG’s discretion, soliciting and obtaining new inventions and related patent rights to strengthen, support and expand the Company’s existing intellectual property. KLG has also agreed to provide referrals to the Company for its products and services to potential customers, distributors or other potential commercial partners and to provide to the Company referrals for the licensing or other monetization of the Company’s existing intellectual property and any intellectual property developed in collaboration with KLG. The term of the Consulting Agreement is three years. The term will automatically renew for additional one year terms unless terminated by either party on 30 days written notice before the end of the term.

In consideration of the services to be provided by KLG, the Company will issue to KLG 9,000,000 shares of common stock (the “Shares”) and a 10 year warrant (the “Warrant”) for the purchase of 3,000,000 shares of common stock at an exercise price of $0.148 per share.

The Company will have the option to repurchase from KLG up to 3,000,000 of the Shares, at par value, upon the occurrence of the following:

(a) If the Consulting Agreement is terminated by the Company for Default, as defined in the Consulting Agreement, the Company will, upon the date of such termination, have an irrevocable, exclusive option to repurchase (the “Repurchase Option”) any of the Shares which have not yet been released from the Repurchase Option as described below, at par value (the “Repurchase Price”). In the event that KLG terminates the Consulting Agreement for Default, the Repurchase Option will be automatically and immediately deemed terminated.

(b) So long as the Consulting Agreement has not been terminated, the Shares will be released from the Repurchase Option according to the schedule outlined below.

Termination within days after the Effective Date	Percentage of total Shares
1-90	12.5%
91-180	12.5%
181-270	12.5%
271-360	12.5%

Eric Bell, Tim Londergan, Yan Sheng and others are principals of KLG and will oversee various aspects of KLG’s performance in rendering the services pursuant to the Consulting Agreement.

Item 3.02 Unregistered Sales of Equity Securities

The information included in Item 1.01 above is hereby incorporated by reference into this Item 3.02. The Company relied on Section 4(a)(2) of the Securities Act of 1933, as amended, to issue the Shares and the Warrant inasmuch as KLG is an accredited investor and there was no form of general solicitation or general advertising relating to the issuance.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Non-Exclusive Sales, Distribution, Manufacturing and License Agreement dated May 21, 2014 between Petrosonic Energy, Inc. and Kuai Le GU, LLC

10.2	Consulting Agreement dated May 21, 2014 between Petrosonic Energy, Inc. and Kuai Le GU, LLC

10.3	Warrant issued to Kuai Le GU, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSONIC ENERGY, INC.

Dated: May 23, 2014

/s/ Art Agolli
Art Agolli
President, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Non-Exclusive Sales, Distribution, Manufacturing and License Agreement dated May 21, 2014 between Petrosonic Energy, Inc. and Kuai Le GU, LLC

10.2	Consulting Agreement dated May 21, 2014 between Petrosonic Energy, Inc. and Kuai Le GU, LLC

10.3	Warrant issued to Kuai Le GU, LLC